EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Senior Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC.
ANNOUNCES RECORD THIRD-QUARTER RESULTS
RALEIGH, North Carolina (October 31, 2006) — Martin Marietta Materials, Inc. (NYSE:MLM), today announced record financial results for the third quarter and nine months ended September 30, 2006, with earnings per diluted share of $1.65. Notable items for the quarter were:
•	Net sales of $529.6 million, up 7% compared with the prior-year quarter
•	Heritage aggregates pricing up 13.0%; heritage volume decreased 6%
•	Aggregates segment gross margin up 70 basis points
•	Magnesia Specialties earnings from operations up 13%
•	Gross profit increased 10% over prior-year quarter
•	Repurchased 359,800 shares of common stock
Management Commentary
Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “We are pleased to achieve record third-quarter results, given the unexpectedly sharp decline in aggregates volume. Pricing strength across the Aggregates segment led to a 70-basis-point increase in aggregates gross margin as a percentage of net sales during the quarter and contributed to an increase of 180 basis points for the year to date. Margin expansion was achieved during the quarter as gains in average selling price of 13% more than offset nearly 6% lower aggregates shipments volume. As we have indicated, aggregates demand is being affected by the decline in homebuilding activity across most of the Corporation’s market areas, particularly in the Midwest and North Central areas. A pullback in infrastructure spending in North Carolina and South Carolina, as well as weather and transportation issues in certain areas — most notably in September, also had a negative impact on volume. In particular, repair activities by the Corps of Engineers on Lock 52 on the Ohio River significantly curtailed river shipments to the Louisiana area and sharply increased costs due to barge waiting time, resulting in a $0.06 per share reduction in earnings. The issue is expected to be alleviated by the end of the year.
“The pricing environment for aggregates continues to be positive with volume in the Southeast and Southwest holding up well during the quarter. The recent reduction in energy-related cost should begin to show up in the fourth quarter.
“Third-quarter results for our Specialty Products segment, which includes the Magnesia Specialties and Structural Composites businesses, were very positive. Magnesia Specialties’ net sales grew 16% as a result of improved pricing and volume of dolomitic lime to the steel industry and chemicals products to a variety of end users. Earnings from operations at Magnesia Specialties were $7.5 million compared with $6.7 million in the prior-year period. Specialty Products results for the third quarter included a pretax loss from operations in the Structural Composites business of $2.5 million in 2006 compared with $4.2 million in 2005, which included a $1.5 million inventory write-off.
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MLM Reports Third-Quarter Results

October 31, 2006
“Selling, general and administrative expenses as a percentage of net sales remained flat at 6.7% for the third quarter 2006 compared with the prior-year quarter despite increased stock-based compensation expense of $2.7 million in 2006.
“Prior-year third-quarter net earnings per diluted share of $1.62 included $0.20 of favorable items related to tax liabilities and a significant land sale gain. Third-quarter 2006 net earnings included a benefit of $0.06 per diluted share related to tax liabilities. After adjusting for these items, net earnings per diluted share increased 11%.
“We continue to focus on using our strong cash flow and excess cash to benefit our shareholders. During the quarter, we increased the common stock dividend by 20% and repurchased 360,000 shares of common stock at an aggregate cost of $29 million. We increased our capital investments by $56 million for the year to date as we worked on major plant projects that increase capacity and are expected to reduce production costs. We also made a $12 million voluntary contribution to our pension plan. Our objective continues to be to increase shareholder returns through the effective utilization of excess cash.”
2006 Outlook
The outlook for remainder of 2006 is positive based on continued improvement in pricing and an anticipated reduction in energy costs through the balance of the year. The Corporation currently expects aggregates pricing to increase an average of 12.5% to 13.5% for the year. Aggregates shipments volume is expected to decline 1% to 3% for the year. However, the estimate of aggregates shipments volume continues to be the most uncertain element of the earnings forecast due to the dynamics of the current construction markets. For the full year 2006, the Magnesia Specialties business is expected to generate between $30 million and $32 million in pretax earnings. The Corporation continues to work on the goal of increasing revenues in the Structural Composites business to a level that will support breakeven operations. However, a $7 million to $9 million loss from these operations is expected for the year.
Against this backdrop, management currently expects net earnings per diluted share for the fourth quarter to range from $1.22 to $1.42 and the range for the year is $5.15 to $5.35, inclusive of $0.05 to $0.07 per diluted share for the initial expensing of stock options under FAS 123(R), Share-Based Payment. The earnings estimates exclude the impact of any potential writedowns in product lines of the Structural Composites business.
Risks To Earnings Expectations
The fourth quarter is particularly subject to volatility due to the possibility of the early onset of winter and its effect on volumes and profitability. The level of aggregates demand in the Corporation’s end-use markets and the management of the costs of production will affect profitability in the aggregates business. The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas and the Gulf Coast region. The timeliness of Lock 52 repairs during the fourth quarter is critical. Production cost in the aggregates business is sensitive to energy prices, the costs of repair and supply parts and the start-up expenses for large-scale plant projects coming on line in 2006. The Magnesia Specialties business is sensitive to changes in natural gas prices and is dependent on the steel industry for its sales of dolomitic lime. The Structural Composites business is a start-up operation, and its earnings and support of the carrying value of its business assets are dependent on the level and timing of military and commercial orders for composite panel products.
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MLM Reports Third-Quarter Results

October 31, 2006
Non-GAAP Financial Measures Reconciliation

	Third Quarter Ended
	September 30,
	2006	2005
Earnings per diluted share	$1.65	$1.62
Tax benefits recorded in quarter	(0.06)	(0.14)
Land sale gains	(0.01)	(0.06)

Earnings per diluted share, as adjusted	$1.58	$1.42

Consolidated Financial Highlights
Net sales for the quarter were $529.6 million, a 7% increase over the $497.0 million recorded in third quarter of 2005. Earnings from operations for the third quarter of 2006 were $114.7 million compared with $107.8 million in 2005. Net earnings were $76.2 million, or $1.65 per diluted share, versus 2005 third-quarter net earnings of $76.4 million, or $1.62 per diluted share.
Net sales for the first nine months of 2006 were $1.472 billion compared with $1.311 billion for the year-earlier period. Year-to-date earnings from operations increased 26% to $285.6 million in 2006 versus $227.1 million in 2005. The Company posted an after-tax gain on discontinued operations of $1.6 million compared with an after-tax loss of $2.5 million in 2005. For the nine-month period ended September 30, net earnings were $183.0 million, or $3.93 per diluted share, in 2006 compared with net earnings of $144.9 million, or $3.06 per diluted share, in 2005.
Segment Financial Highlights
Net sales for the Aggregates segment for the third quarter were $493.8 million, a 6% increase over 2005 third-quarter sales of $465.8 million. Aggregates pricing at heritage locations was up 13.0% while volume decreased 5.8%. Inclusive of acquisitions and divestitures, aggregates pricing increased 13.1% and aggregates volume decreased 6.3%. The division’s earnings from operations for the quarter were $109.6 million in 2006 versus $105.3 million in the year-earlier period. Year-to-date net sales were $1.359 billion versus $1.219 billion in 2005. Earnings from operations on a year-to-date basis were $266.5 million in 2006 compared with $220.4 million in 2005. For the nine-month period ended September 30, 2006, heritage aggregates pricing increased 13.0%, while volume decreased 0.8%. Inclusive of acquisitions and divestitures, aggregates average selling price increased 13.1% while volume decreased 1.4%.
Specialty Products’ third-quarter net sales of $35.8 million increased 15% over prior-year net sales of $31.2 million. Earnings from operations for the third quarter were $5.1 million compared with $2.5 million in the year-earlier period. For the first nine months of 2006, net sales were $113.7 million and earnings from operations were $19.1 million compared with net sales of $92.4 million and earnings from operations of $6.7 million for the first nine months of 2005.
Conference Call Information
The Company will host an online Web simulcast of its third-quarter 2006 earnings conference call later today (October 31, 2006). The live broadcast of Martin Marietta Materials’ conference call will begin at 2 p.m. Eastern Time. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s Web site: www.martinmarietta.com.
For those investors without online web access, the conference call may also be accessed by calling (913) 981-5509, confirmation number 7161451.
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MLM Reports Third-Quarter Results

October 31, 2006
For more information about Martin Marietta, refer to our Web site at www.martinmarietta.com.
Martin Marietta is the nation’s second largest producer of construction aggregates, a leading producer of magnesia-based chemical products and is developing structural composites products for use in a wide variety of industries.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s Web site at www.martinmarietta.com and are also available at the SEC’s Web site at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the level and timing of federal and state transportation funding, particularly in North Carolina, one of the Corporation’s largest and most profitable states; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the residential construction market; unfavorable weather conditions, particularly the early onset of winter; the volatility of fuel costs, most notably diesel fuel and natural gas; continued increases in the cost of repair and supply parts; transportation availability and costs, notably barge availability on the Mississippi River system, the timely repair of Lock 52 and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas and Gulf Coast markets; the sensitivity of the fourth quarter’s results due to typically lower production levels and related profitability; continued strength in the steel industry markets served by the Corporation’s Magnesia Specialties business; successful development and implementation of the structural composite technological process and commercialization of strategic products for specific market segments to generate earnings streams sufficient enough to support the Structural Composites business’ recorded assets; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

MLM Reports Third-Quarter Results

October 31, 2006
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$529.6	$497.0	$1,472.3	$1,311.3
Freight and delivery revenues	74.5	66.9	204.4	184.9

Total revenues	604.1	563.9	1,676.7	1,496.2

Cost of sales	381.6	362.1	1,087.0	997.1
Freight and delivery costs	74.5	66.9	204.4	184.9

Cost of revenues	456.1	429.0	1,291.4	1,182.0

Gross profit	148.0	134.9	385.3	314.2

Selling, general and administrative expenses	35.3	33.5	108.6	97.2
Research and development	0.2	0.2	0.5	0.5
Other operating (income) and expenses, net	(2.2)	(6.6)	(9.4)	(10.6)

Earnings from operations	114.7	107.8	285.6	227.1

Interest expense	10.1	10.8	29.8	32.2
Other nonoperating (income) and expenses, net	0.2	0.1	(2.2)	(1.1)

Earnings before taxes on income	104.4	96.9	258.0	196.0
Income tax expense	28.7	20.8	76.6	48.6

Earnings from continuing operations	75.7	76.1	181.4	147.4

Discontinued operations:
Gain (Loss) on discontinued operations, net of related tax expense (benefit) of $0.3, $0.6, $1.0 and $(0.7), respectively	0.5	0.3	1.6	(2.5)

Net Earnings	$76.2	$76.4	$183.0	$144.9

Net earnings (loss) per share:
Basic from continuing operations	$1.67	$1.64	$3.98	$3.16
Discontinued operations	0.01	0.01	0.04	(0.05)

	$1.68	$1.65	$4.02	$3.11

Diluted from continuing operations	$1.64	$1.61	$3.90	$3.11
Discontinued operations	0.01	0.01	0.03	(0.05)

	$1.65	$1.62	$3.93	$3.06

Dividends per share	$0.275	$0.23	$0.735	$0.63

Average number of shares outstanding:
Basic	45.3	46.3	45.6	46.7

Diluted	46.1	47.2	46.5	47.4

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MLM Reports Third-Quarter Results

October 31, 2006
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales:
Aggregates	$493.8	$465.8	$1,358.6	$1,218.9
Specialty Products	35.8	31.2	113.7	92.4

Total	$529.6	$497.0	$1,472.3	$1,311.3

Gross profit:
Aggregates	$140.1	$129.3	$358.0	$298.4
Specialty Products	7.9	5.6	27.3	15.8

Total	$148.0	$134.9	$385.3	$314.2

Selling, general, and administrative expenses:
Aggregates	$32.6	$30.6	$100.5	$88.7
Specialty Products	2.7	2.9	8.1	8.5

Total	$35.3	$33.5	$108.6	$97.2

Other operating (income) and expenses, net:
Aggregates	$(2.1)	$(6.7)	$(9.0)	$(10.7)
Specialty Products	(0.1)	0.1	(0.4)	0.1

Total	$(2.2)	$(6.6)	$(9.4)	$(10.6)

Earnings from operations:
Aggregates	$109.6	$105.3	$266.5	$220.4
Specialty Products	5.1	2.5	19.1	6.7

Total	$114.7	$107.8	$285.6	$227.1

Depreciation	$32.8	$32.9	$95.1	$96.0
Depletion	2.4	1.8	4.6	3.9
Amortization	0.9	1.0	3.0	3.5

	$36.1	$35.7	$102.7	$103.4

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$151.3	$144.2	$393.1	$328.4

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For further information on EBITDA, refer to the Corporation’s Web site at www.martinmarietta.com.
A reconciliation of Net Cash Provided by Operating Activities to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Cash Provided by Operating Activities	$95.8	$99.3	$209.7	$208.0

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures	17.5	9.0	60.9	36.7
Other items, net	(1.1)	3.7	15.1	3.6
Income tax expense	29.0	21.4	77.6	47.9
Interest expense	10.1	10.8	29.8	32.2

EBITDA	$151.3	$144.2	$393.1	$328.4

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MLM Reports Third-Quarter Results

October 31, 2006
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	September 30,	December 31,	September 30,
	2006	2005	2005
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$22.8	$76.7	$111.6
Investments	—	25.0	25.0
Accounts receivable, net	293.7	225.0	288.4
Inventories, net	244.5	222.7	209.5
Other current assets	47.3	52.6	31.7
Property, plant and equipment, net	1,279.4	1,166.4	1,141.8
Other noncurrent assets	62.0	76.9	78.3
Intangible assets, net	583.0	588.0	588.8

Total assets	$2,532.7	$2,433.3	$2,475.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt and commercial paper	$137.6	$0.9	$0.9
Other current liabilities	222.1	199.2	234.4
Long-term debt (excluding current maturities)	579.8	709.2	709.8
Other noncurrent liabilities	331.1	350.3	328.5
Shareholders’ equity	1,262.1	1,173.7	1,201.5

Total liabilities and shareholders’ equity	$2,532.7	$2,433.3	$2,475.1

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MLM Reports Third-Quarter Results

October 31, 2006
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Nine Months Ended
	September 30,
	2006	2005
Net earnings	$183.0	$144.9
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation, depletion and amortization	102.7	103.4
Share-based compensation expense	9.7	2.5
Excess tax benefits from share-based compensation transactions	(11.3)	8.1
Gains on divestitures and sales of assets	(6.8)	(6.2)
Other items, net	(3.4)	(3.6)
Deferred income taxes	(3.3)	(4.4)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(68.7)	(68.8)
Inventories, net	(21.9)	2.0
Accounts payable	(3.8)	4.9
Other assets and liabilities, net	33.5	25.2

Net cash provided by operating activities	209.7	208.0

Investing activities:
Additions to property, plant and equipment	(212.6)	(156.1)
Acquisitions, net	(3.0)	(4.3)
Proceeds from divestitures and sales of assets	26.9	32.8
Sale (purchase) of investments	25.0	(25.0)
Railcar construction advances	(32.1)	—
Repayment of railcar construction advances	32.1	—
Other investing activities, net	—	(0.4)

Net cash used for investing activities	(163.7)	(153.0)

Financing activities:
Repayments of long-term debt and capital lease payments	(0.5)	(0.5)
Borrowings on line of credit and commercial paper	12.2	—
Change in bank overdraft	2.4	4.2
Termination of interest rate swaps	—	(0.5)
Dividends paid	(33.8)	(29.3)
Repurchases of common stock	(112.6)	(102.1)
Issuances of common stock	21.1	23.2
Excess tax benefits from share-based compensation transactions	11.3	—

Net cash used for financing activities	(99.9)	(105.0)

Net decrease in cash and cash equivalents	(53.9)	(50.0)
Cash and cash equivalents, beginning of period	76.7	161.6

Cash and cash equivalents, end of period	$22.8	$111.6

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MLM Reports Third-Quarter Results

October 31, 2006
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30, 2006		September 30, 2006
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Operations (2)	(5.8%)	13.0%	(0.8%)	13.0%
Aggregates Division (3)	(6.3%)	13.1%	(1.4%)	13.1%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Shipments (tons in thousands)
Heritage Aggregates Operations (2)	54,190	57,542	151,736	152,944
Acquisitions	—	—	—	—
Divestitures (4)	15	333	60	1,061

Aggregates Division (3)	54,205	57,875	151,796	154,005

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in prior-year operations for a full year and divestitures.

(3)	Aggregates division includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.

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